February 20, 2014

PDC Energy Announces 2013 Fourth Quarter and Year-End Results: 35% Annual Production Growth from Continuing Operations and 40% Increase in Crude Oil and NGL Volumes
DENVER, February 20, 2014 (GLOBE NEWSWIRE) -- PDC Energy, Inc. ("PDC" or the "Company") (NASDAQ: PDCE) today reported its 2013 fourth quarter and year-end financial and operating results from continuing operations.

2013 Highlights

•	Achieved 35% production growth over 2012 to 20,400 barrels of oil equivalent per day ("Boe/d"), or 7.4 million barrels of oil equivalent (MMBoe) for the year.

•	Increased crude oil and NGLs production 40% over 2012; liquids accounted for 53% of 2013 production.

•	Realized strong production from the Company's Wattenberg Field 16-wells per section downspacing project (Waste Management pads).

•	Booked first Utica Shale proved reserves of 14 MMBoe and established solid initial production; over 200 gross projects targeted for horizontal drilling.

•	Increased total proved reserves 38% to 266 MMBoe from year-end 2012.

•	Increased proved, probable and possible ("3P") reserves 45% to 854 MMBoe from year-end 2012.

•	Completed two strategic divestitures of non-core dry gas assets.

•	Raised approximately $276 million from the sale of common stock, which is partially funding the Company's capital programs.

James Trimble, Chief Executive Officer and President, commented, “2013 was an excellent year for PDC as we once again achieved double digit growth in production and reserves, while divesting of non-core dry gas assets and increasing our crude oil and NGLs production mix. We intend to continue to focus on the accelerated development of our Wattenberg Field and Utica Shale properties in 2014 through execution of our drilling program, optimization of well performance and continued cost saving initiatives. These properties are generating excellent returns for PDC and our shareholders, and provide significant potential for growth."

Financial Results

Full Year 2013 Results

Net loss for 2013 was $22.3 million, or $0.69 per diluted share, compared to a net loss of $130.7 million, or $4.72 per diluted share, for 2012. Adjusted net income, a non-GAAP financial measure defined below, was $0.5 million for 2013, compared to an adjusted net loss of $120.1 million for 2012. Adjusted net income for 2013 includes the impact of $53.4 million of pre-tax impairments primarily related to the sale of non-core dry gas assets in 2013 compared to $168.1 million of pre-tax impairments in 2012. Adjusted net income for 2012 also includes the impact of a pre-tax loss on extinguishment of debt of $23.3 million. Net cash from operating activities was $159.2 million for 2013, compared to net cash from operating activities of $174.7 million for 2012. Adjusted cash flows from operations, a non-GAAP financial measure defined below, were $207.8 million for 2013, compared to $163.9 million in 2012.

Production for 2013 increased 35% to 20,400 Boe/d, from 15,000 Boe/d in 2012. The increase in production was primarily due to ongoing successful horizontal drilling in the Company's three operating areas, the Wattenberg Field in Colorado, the Utica Shale in southeast Ohio and the Marcellus Shale in West Virginia.

Total revenues for 2013 were $411.3 million, a 28% increase from $320.6 million for 2012. Crude oil, natural gas and NGLs sales revenues increased 51% to $359.4 million in 2013 compared to $238.4 million in 2012. The average sales price, excluding net settlements on derivatives, was $48.37 per barrel of oil equivalent ("Boe") for 2013, compared to $43.42 per Boe for 2012.

Net commodity price risk management activities for 2013 resulted in a loss of $23.9 million. The loss was comprised of $12.9 million of positive net settlements on derivatives and a $36.8 million loss in net change in fair value of unsettled derivatives. The positive net settlements were primarily the result of lower natural gas index prices at maturity of our derivative instruments compared to the respective strike prices. The net change in fair value of unsettled derivatives was primarily related to a net asset reduction in the beginning-of-period fair value of derivative instruments that settled during the period and the upward shift in the crude oil and natural gas forward curves.

Production costs for 2013, which include lease operating expenses ("LOE"), production taxes and certain production and engineering staff-related overhead costs, as well as other costs to operate wells and pipelines, were $73.4 million, or $9.88 per Boe, compared to $54.7 million, or $9.96 per Boe, for 2012. The increase in production costs in 2013 was primarily related to increased production volumes. LOE on a per Boe basis was relatively unchanged as LOE for 2013 was $5.01 per Boe, compared to $5.00 per Boe for 2012.

General and administrative ("G&A") expense for 2013 increased to $64.0 million, up from $58.8 million in 2012, primarily due to an increase in stock-based compensation and payroll and employee benefits, offset in part by a decrease in professional and consulting fees. G&A expense decreased 19.6% on a per Boe basis to $8.61 for 2013, compared to $10.71 per Boe for 2012, due to the increase in production volumes.

Depreciation, depletion and amortization ("DD&A") expense was $127.3 million, or $17.13 per Boe, in 2013, compared to $98.8 million, or $17.99 per Boe, in 2012. The increase in 2013 compared to 2012 was comprised primarily of $31.6 million due to higher production, offset in part by a $3.5 million reduction due to a lower weighted-average DD&A expense rate.

Interest expense for 2013 was $51.9 million compared to $48.3 million for 2012. The increase in interest expense was primarily related to increased interest expense of $39.6 million associated with the issuance of $500 million of 7.75% senior notes due 2022 in October 2012, partially offset by decreases of $31.1 million related to the November 2012 redemption of previously-outstanding 12% senior notes and $4.4 million as a result of lower average borrowings under the Company's revolving credit facility during 2013 as compared to 2012.

PDC's available liquidity as of December 31, 2013 was $647 million, compared to $399 million as of December 31, 2012. The increase in liquidity was primarily attributable to approximately $275.8 million received from the public offering of PDC's common stock, $187.5 million received from the sale of properties and equipment, including acquisition adjustments, and cash flows provided by operating activities of $159.2 million. These increases were offset in part by capital expenditures of $394.9 million during 2013. As of December 31, 2013, PDC had no outstanding draws on its $450 million revolving credit facility and had cash and cash equivalents of $193.2 million.

Fourth Quarter 2013 Results

Net income for the fourth quarter of 2013 was $13.2 million, or $0.36 per diluted share, compared to a net loss of $126.2 million, or $4.17 per diluted share, for the fourth quarter of 2012. Adjusted net income was $16.1 million for the fourth quarter of 2013, compared to an adjusted net loss of $128.5 million for the same 2012 period. Net cash from operating activities was $39.6 million in the fourth quarter of 2013, compared to net cash from operating activities of $47.5 million in the fourth quarter of 2012. Adjusted cash flows from operations were $72.3 million in the fourth quarter of 2013, compared to $50.5 million in the same 2012 period.

Fourth quarter 2013 production increased 58% to 26,000 Boe/d compared to 17,000 Boe/d in the fourth quarter of 2012, and increased 40% compared to 18,600 Boe/d in the third quarter of 2013. The increase in fourth quarter 2013 production was primarily due to ongoing successful horizontal drilling in the Wattenberg Field.

Crude oil, natural gas and NGLs sales revenues were $120.3 million in the fourth quarter of 2013, compared to $67.8 million in the fourth quarter of 2012. The average sales price, excluding net settlements on derivatives, was $50.03 per Boe for the fourth quarter of 2013, compared to $44.58 per Boe for the same 2012 period.

Net commodity price risk management activities for the fourth quarter of 2013 resulted in a loss of $2.6 million, which was comprised of $2.1 million of positive net settlements on derivatives and a $4.7 million loss in net change in fair value of unsettled derivatives. Commodity price risk management activities for the fourth quarter of 2012 resulted in a net gain of $14.0 million, which was comprised of $10.3 million of positive net settlements on derivatives and a $3.7 million increase in net change in fair value of unsettled derivatives.

Production costs were $22.3 million, or $9.28 per Boe, for the fourth quarter of 2013, compared to $13.6 million, or $8.94 per Boe, for the fourth quarter of 2012.

G&A expense was $17.0 million for the fourth quarter of 2013, up from $16.0 million for the fourth quarter of 2012.

DD&A expense was $40.6 million, or $16.90 per Boe, in the fourth quarter of 2013, compared to $24.9 million, or $16.38 per Boe, in the fourth quarter of 2012. The increase in the fourth quarter of 2013 compared to the fourth quarter of 2012 was due to higher production volumes and a higher per Boe DD&A rate.

Interest expense for the fourth quarter of 2013 was $12.9 million compared to $16.4 million for the fourth quarter of 2012. The decrease in interest expense was primarily related to interest expense in October 2012 being incurred on both the Company’s outstanding 7.75% senior notes due 2022 and the previously outstanding 12% senior notes redeemed in November 2012.

Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs for the three and twelve months ended December 31, 2013 and December 31, 2012:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(in millions, except per Boe data)
Lease operating expenses	$11.4	$6.8	$37.3	$27.4
Production taxes	7.7	3.2	24.5	15.2
Overhead and other production expenses	3.2	3.6	11.6	12.1
Total production costs	$22.3	$13.6	$73.4	$54.7
Total production costs per Boe	$9.28	$8.94	$9.88	$9.96

The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and twelve months ended December 31, 2013 and 2012, excluding realized derivative gains or losses:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	Percent	2013	2012	Percent

Crude oil (MBbls)
Wattenberg Field	946.3	568.9	66.3%	2,783.1	1,979.1	40.6%
Utica Shale	74.6	1.6	*	122.8	3.0	*
Appalachia-Marcellus Shale	1.3	0.6	116.7%	3.8	5.7	(33.3)%
Total	1,022.2	571.1	79.0%	2,909.7	1,987.8	46.4%

Weighted-Average Sales Price	$88.62	$82.77	7.1%	$89.92	$87.27	3.0%

Natural gas (MMcf)
Wattenberg Field	3,741.4	2,826.1	32.4%	12,724.3	9,844.7	29.3%
Utica Shale	449.8	0.6	*	561.1	2.1	*
Appalachia-Marcellus Shale	2,419.1	1,612.1	50.1%	7,574.2	6,141.8	23.3%
Total	6,610.3	4,438.8	48.9%	20,859.6	15,988.6	30.5%

Weighted-Average Sales Price	$3.20	$3.21	(0.3)%	$3.29	$2.63	25.1%

NGLs (MBbls)
Wattenberg Field	274.4	209.4	31.0%	1,034.4	837.3	23.5%
Utica Shale	5.8	—	*	8.8	—	*
Total	280.2	209.4	33.8%	1,043.2	837.3	24.6%

Weighted-Average Sales Price	$30.43	$29.78	2.2%	$27.97	$27.33	2.3%

Crude oil equivalent (MBoe)
Wattenberg Field	1,844.2	1,249.3	47.6%	5,938.2	4,457.2	33.2%
Utica Shale	155.4	1.7	*	225.1	3.4	*
Appalachia-Marcellus Shale	404.5	269.3	50.2%	1,266.2	1,029.3	23.0%
Total	2,404.1	1,520.3	58.1%	7,429.5	5,489.9	35.3%

Weighted-Average Sales Price	$50.03	$44.58	12.2%	$48.37	$43.42	11.4%

* Percentage change is not meaningful or equal to or greater than 300%.

Commodity Price Risk Management Activities

The Company uses various derivative instruments to manage fluctuations in natural gas and crude oil prices. PDC has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production.

Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)," and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended

December 31, 2012, and other subsequent filings with the SEC, for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Adjusted cash flows from operations:
Net cash from operating activities	$39.6	$47.5	$159.2	$174.7
Changes in assets and liabilities	32.7	3.0	48.6	(10.8)
Adjusted cash flows from operations	$72.3	$50.5	$207.8	$163.9

Adjusted Net Income (Loss)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Adjusted net income (loss):
Net income (loss)	$13.2	$(126.2)	$(22.3)	$(130.7)
(Gain) loss on commodity derivative instruments	2.6	(14.0)	23.7	(32.4)
Net settlements on commodity derivative instruments	2.1	10.3	13.1	49.5
Tax effect of above adjustments	(1.8)	1.4	(14.0)	(6.5)
Adjusted net income (loss)	$16.1	$(128.5)	$0.5	$(120.1)
Weighted-average diluted shares outstanding	36.8	30.2	32.4	27.7
Adjusted diluted net income (loss) per share	$0.44	$(4.25)	$0.02	$(4.34)

Adjusted EBITDA
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income (loss) to adjusted EBITDA:
Net income (loss)	$13.2	$(126.2)	$(22.3)	$(130.7)
(Gain) loss on commodity derivative instruments	2.6	(14.0)	23.7	(32.4)
Net settlements on commodity derivative instruments	2.1	10.3	13.1	49.5
Interest expense, net	12.6	16.4	51.4	48.3
Income tax provision	8.1	(77.6)	(12.6)	(80.2)
Impairment of crude oil and natural gas properties	1.0	166.7	53.4	168.2
Depreciation, depletion and amortization	40.6	40.1	129.5	146.9
Accretion of asset retirement obligations	1.1	1.2	4.8	4.0
Loss on extinguishment of debt	—	23.3	—	23.3
Adjusted EBITDA	$81.3	$40.2	$241.0	$196.9

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$39.6	$47.5	$159.2	$174.7
Interest expense, net	12.6	16.4	51.4	48.3
Exploratory dry hole costs	—	(14.3)	—	(15.3)
Stock-based compensation	(2.9)	(2.4)	(12.9)	(8.5)
Amortization of debt discount and issuance costs	(1.7)	(2.8)	(6.8)	(7.9)
Gain (loss) on sale of properties and equipment	(2.1)	0.5	(3.7)	24.3
Other	3.1	(7.7)	5.2	(7.9)
Changes in assets and liabilities	32.7	3.0	48.6	(10.8)
Adjusted EBITDA	$81.3	$40.2	$241.0	$196.9

Amounts above include results from continuing and discontinued operations.

PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenues:
Crude oil, natural gas and NGLs sales	$120,286	$67,773	$359,398	$238,361
Sales from natural gas marketing	21,092	14,199	69,787	45,371
Commodity price risk management gain (loss), net	(2,636)	14,052	(23,905)	32,339
Well operations, pipeline income and other	2,325	1,115	6,034	4,534
Total revenues	141,067	97,139	411,314	320,605

Costs, expenses and other:
Production costs	22,299	13,594	73,390	54,700
Cost of natural gas marketing	21,156	14,182	70,084	45,023
Exploration expense	1,883	14,875	7,039	20,894
Impairment of crude oil and natural gas properties	1,002	4,563	53,435	5,895
General and administrative expense	16,991	16,019	63,969	58,815
Depreciation, depletion and amortization	40,641	24,906	127,260	98,778
Accretion of asset retirement obligations	1,080	1,127	4,586	3,687
Gain on sale of properties and equipment	2,151	(445)	1,392	(4,353)
Total costs, expenses and other	107,203	88,821	401,155	283,439
Income from operations	33,864	8,318	10,159	37,166
Loss on extinguishment of debt	—	(23,283)	—	(23,283)
Interest expense	(12,943)	(16,430)	(51,898)	(48,287)
Interest income	337	3	470	8
Income (loss) from continuing operations before income taxes	21,258	(31,392)	(41,269)	(34,396)
Provision (benefit) for income taxes	(8,059)	11,766	14,797	12,701
Income (loss) from continuing operations	13,199	(19,626)	(26,472)	(21,695)
Income (loss) from discontinued operations, net of tax	—	(106,549)	4,171	(109,017)
Net income (loss)	$13,199	$(126,175)	$(22,301)	$(130,712)

Earnings per share:
Basic
Income (loss) from continuing operations	$0.37	$(0.65)	$(0.82)	$(0.78)
Income (loss) from discontinued operations	—	(3.52)	0.13	(3.94)
Net income (loss)	$0.37	$(4.17)	$(0.69)	$(4.72)
Diluted
Income (loss) from continuing operations	$0.36	$(0.65)	$(0.82)	$(0.78)
Income (loss) from discontinued operations	—	(3.52)	0.13	(3.94)
Net income (loss)	$0.36	$(4.17)	$(0.69)	$(4.72)

Weighted-average common shares outstanding:
Basic	35,620	30,233	32,426	27,677
Diluted	36,836	30,233	32,426	27,677

2013 Fourth Quarter and Year-End Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2013 fourth quarter and year-end results. The Company invites you to join James Trimble, Chief Executive Officer and President; Barton Brookman, Executive Vice President and Chief Operating Officer; Gysle Shellum, Chief Financial Officer; and Lance Lauck, Senior Vice President Corporate Development, for a conference call on Thursday, February 20, 2014, for a discussion of its results. The related slide presentation is expected to be available on PDC's website at www.pdce.com.
Conference Call and Webcast:

Date/Time: Thursday, February 20, 2014, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 49611252

Replay Numbers:

Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 49611252

The replay of the call will be available for six months on PDC's website at www.pdce.com.

PDC plans to issue its Annual Report on Form 10-K for the year ended December 31, 2013, after market close on Thursday, February 20, 2014.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: J.P. Morgan High Yield Leverage Conference in Miami, Florida on Monday, February 24, 2014; the Wells Fargo 1:1 E&P Forum in Boston, Massachusetts on Thursday, March 6, 2014; and the Howard Weil Energy Conference in New Orleans, Louisiana on Tuesday, March 25, 2014.

Upcoming PDC Energy Analyst Day

The Company plans to host an analyst day in New York on Thursday, April 17, 2014. The event is scheduled to be held at the NASDAQ Market Site, 4 Times Square, New York, New York. Please see the Company’s website at www.pdce.com for full details and webcast information. Please contact Marti Dowling, Manager Investor Relations, via telephone (303-831-3926) or e-mail (marti.dowling@pdce.com) to RSVP for the event. The related slide presentation is expected to be available on the Company’s website immediately prior to the start of the event.

About PDC Energy, Inc.

PDC Energy is a domestic independent energy company engaged in the exploration, development and production of crude oil, NGLs and natural gas. Its operations are focused primarily in the liquid-rich Wattenberg Field of Colorado, including the horizontal Niobrara and Codell plays, the Utica Shale in Ohio and the Marcellus Shale in West Virginia. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding future production, future reserves, 2014 capital expenditures and projects, future cost-saving and other operational initiatives, and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes, demand and commodity prices for natural gas, oil and NGLs;

•
the availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport PDC's production, particularly in the Wattenberg Field and Utica Shale; the impact of these facilities and infrastructure on price and possible impediments to anticipated increases in midstream capacity;

•	changes in estimates of proved reserves;

•	declines in the values of PDC's natural gas and oil properties resulting in impairments;

•	the timing and extent of the Company's success in discovering, acquiring, developing and producing natural gas and oil reserves or in effecting cost-saving or other operational initiatives;

•	PDC's ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	reductions in the borrowing base under the Company's credit facility or other adverse changes to the Company's liquidity;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulations and enforcement related to those laws and the timely receipt of permits under those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of natural gas and oil derivative activities;

•	potential obstacles to completing proposed transactions in a timely manner or at all, and purchase price or other adjustments relating to those transactions that may be unfavorable to PDC;

•	conditions in the capital markets; and

•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement. Estimates of non-proved reserves, including 3P reserves, are based on more limited information, and are subject to significantly greater risk of not being produced, than proved reserves. Initial and test results from a well are not necessarily indicative of the well's long-term performance.

CONTACTS:     Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Marti Dowling
Manager Investor Relations
303-831-3926
marti.dowling@pdce.com

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